Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS
$13.5 MILLION NET INCOME

HONOLULU, HI, April 26, 2012 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the first quarter of 2012 of $13.5 million, or $0.32 per diluted share, compared to net income in the first quarter of 2011 of $4.6 million, or $4.58 per diluted share, and net income in the fourth quarter of 2011 of $12.1 million, or $0.29 per diluted share.  Net income per diluted share in the first quarter of 2011 included the impact of a one-time accounting adjustment totaling $85.1 million resulting from the exchange of the Company’s preferred stock issued to the U.S. Department of Treasury for common stock as part of its recapitalization in February 2011. Excluding this one-time adjustment, which did not impact the Company’s reported net income of $4.6 million, the Company’s net income per diluted share for the first quarter of 2011 was $0.18.

"We are pleased to have maintained the positive momentum from our Company’s turnaround in 2011 with a fifth consecutive quarter of profitability," said John C. Dean, President and Chief Executive Officer.  "Continued improvement in our credit risk profile resulted in a meaningful reduction in our allowance for loan and lease losses that contributed to our profitable quarter."

Significant Highlights and First Quarter Results

▪	Reported fifth consecutive profitable quarter with net income of $13.5 million, compared to net income of $12.1 million in the fourth quarter of 2011.

▪
For the fourth consecutive quarter, the Company did not incur credit costs as it reduced its allowance for loan and lease losses (ALLL) by an amount greater than net foreclosed asset expense, write-downs of loans held for sale and changes to the reserve for unfunded commitments.  The reduction in the ALLL resulted in a credit to the provision for loan and lease losses of $5.0 million, compared to a credit of $11.2 million for the fourth quarter of 2011.

▪
The ALLL, as a percentage of total loans and leases, decreased to 5.49% at March 31, 2012, compared to 5.91% at December 31, 2011.  In addition, the Company had an ALLL, as a percentage of nonperforming assets, of 55.61% at March 31, 2012, compared to 62.42% at December 31, 2011.

▪	Increased the loans and leases portfolio by $18.3 million to $2.08 billion at March 31, 2012, compared to $2.06 billion at December 31, 2011.

▪	Increased total deposits by $64.3 million to $3.51 billion at March 31, 2012, compared to $3.44 billion at December 31, 2011.

▪
Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 22.83%, 24.13%, and 14.03%, respectively, as of March 31, 2012, compared to 22.94%, 24.24%, and 13.78%, respectively, as of December 31, 2011.  The Company’s capital ratios continue to exceed the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights
Net interest income for the first quarter of 2012 was $30.5 million, compared to $28.2 million in the year-ago quarter and $30.8 million in the fourth quarter of 2011.  Net interest margin was 3.23%, compared to 3.03% in the year-ago quarter and 3.25% in the fourth quarter of 2011. The improvement in both net interest income and the net interest margin from the year-ago quarter reflects the deployment of the Company’s excess liquidity into higher yielding investment securities and the previously reported early repayment of long term borrowings at the Federal Home Loan Bank of Seattle in September 2011.  The sequential quarter decrease was primarily due to slightly lower yields on the Company’s interest-earning assets compared to the fourth quarter of 2011.

The provision for loan and lease losses for the first quarter of 2012 was a credit of $5.0 million, compared to a credit of $1.6 million in the year-ago quarter and a credit of $11.2 million in the fourth quarter of 2011.  The credit to the provision for loan and lease losses recorded during the quarter was impacted by three elements.  First, lower net charge-offs for the quarter of $2.8 million, compared to $13.3 million for the same quarter last year and $10.1 million for the fourth quarter of 2011.  Second, the historical quarterly charge-off data used to allocate the ALLL continues to improve.  Finally, continued improvement in other factors of our overall risk profile also contributed to the reduction in our ALLL.

Other operating income for the first quarter of 2012 totaled $13.2 million, compared to $12.5 million in the year-ago quarter and $15.2 million in the fourth quarter of 2011. The increase from the year-ago quarter was primarily due to higher rental income from foreclosed properties of $1.1 million and higher gains on sales of residential mortgage loans of $0.8 million, partially offset by lower income from bank-owned life insurance of $0.6 million. The sequential quarter decrease was primarily due to the recognition of a $1.0 million gain on the sale of investment securities during the fourth quarter of 2011, lower gains on sales of residential mortgage loans of $0.7 million and lower income from bank-owned life insurance of $0.5 million, partially offset by higher unrealized gains on interest rate locks of $0.6 million.

Other operating expense for the first quarter of 2012 totaled $35.2 million, compared to $37.6 million in the year-ago quarter and $45.2 million in the fourth quarter of 2011.  The decrease from the year-ago quarter was primarily due to lower net credit-related charges (which includes changes in the reserve for unfunded commitments, write-downs of loans held for sale and foreclosed asset expense) of $3.3 million and lower FDIC insurance expense of $1.7 million, partially offset by higher salaries and employee benefits of $1.6 million and higher legal and professional services of $1.3 million.  The sequential quarter decrease was primarily attributable to lower net credit-related charges of $5.2 million and lower charitable contributions of $3.5 million.

The efficiency ratio for the first quarter of 2012 was 74.99% (excluding write-downs of loans held for sale of $1.8 million and foreclosed asset income of $0.1 million), compared to 81.8% in the year-ago quarter (excluding foreclosed asset expense of $2.0 million and write-downs of loans held for sale of $1.6 million) and 92.0% (excluding gains on sale of investment securities of $1.0 million and foreclosed asset expense of $3.0 million) in the fourth quarter of 2011.

The Company continues to recognize a full valuation allowance against its net deferred tax assets and did not record any income tax benefit or expense during the first quarter of 2012.

Balance Sheet Highlights
Total assets at March 31, 2012 of $4.2 billion increased by $144.9 million and $25.4 million from March 31, 2011 and December 31, 2011, respectively.

Total loans and leases at March 31, 2012 of $2.1 billion increased by $15.5 million and $18.3 million from March 31, 2011 and December 31, 2011, respectively.  The increase in total loans and leases from the fourth quarter of 2011 was primarily due to an increase in the residential mortgage, commercial mortgage and commercial loan portfolios of $15.6 million, $13.6 million and $6.3 million, respectively, partially offset by a decrease in the construction and development portfolio of $13.5 million.

Total deposits at March 31, 2012 were $3.5 billion, compared to $3.1 billion and $3.4 billion at March 31, 2011 and December 31, 2011, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $2.9 billion at March 31, 2012.  This represents an increase of $128.5 million from a year ago and an increase of $89.9 million from December 31, 2011.  Changes in total deposits during the quarter included an increase in interest-bearing demand deposits, non-interest bearing demand deposits and savings and money market deposits of $41.4 million, $37.4 million and $24.2 million, respectively, offset by a decrease in time deposits of $38.8 million.

Total shareholders’ equity was $467.5 million at March 31, 2012, compared to $385.0 million and $456.4 million at March 31, 2011 and December 31, 2011, respectively.

Asset Quality
Nonperforming assets at March 31, 2012 totaled $205.6 million, or 4.94% of total assets, compared to $195.6 million, or 4.73% of total assets at December 31, 2011.  The sequential-quarter increase reflects net additions in Mainland construction and development assets totaling $10.8 million, Mainland commercial mortgage assets totaling $4.9 million and Hawaii commercial assets totaling $3.3 million, partially offset by net decreases in Hawaii construction and development assets totaling $7.7 million and Hawaii residential mortgage assets totaling $1.7 million.

Loans delinquent for 90 days or more still accruing interest totaled $0.2 million at March 31, 2012, compared to $28,000 at December 31, 2011.  In addition, loans delinquent for 30 days or more still accruing interest totaled $6.2 million at March 31, 2012, compared to $5.4 million at December 31, 2011.

As mentioned earlier, net charge-offs in the first quarter of 2012 totaled $2.8 million, compared to $13.3 million in the year-ago quarter and $10.1 million in the fourth quarter of 2011.  Net charge-offs included the following significant amounts:  Mainland construction and development loans totaling $1.1 million and Hawaii commercial loans totaling $1.4 million.

The ALLL, as a percentage of total loans and leases, was 5.49% at March 31, 2012, compared to 5.91% at December 31, 2011.  The ALLL, as a percentage of nonperforming assets, was 55.61% at March 31, 2012, compared to 62.42% at December 31, 2011.

Capital Levels
At March 31, 2012, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 22.83%, 24.13%, and 14.03%, respectively, compared to 22.94%, 24.24%, and 13.78%, respectively, at December 31, 2011.  The Company’s capital ratios continue to exceed the minimum levels required by both the Memorandum of Understanding between the bank and its regulators and the levels required for a “well-capitalized” regulatory designation.

Reverse Split
Except as otherwise specified, the share and per share amounts for historical periods have been restated to give the effect to the Reverse Stock Split effected on February 2, 2011.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-877-317-6789.  A playback of the call will be available through May 28, 2012 by dialing 1-877-344-7529 (passcode: 10011925) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.2 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches and 120 ATMs in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “expects”, “anticipates”, “forecasts”, “intends”, “hopes”, “should”, “estimates” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with all of the requirements of, the Memorandum of Understanding with the Federal Deposit Insurance Corporation (“FDIC”) and the Hawaii Division of Financial Institutions (“DFI”), effective May 5, 2011, the Written Agreement with the Federal Reserve Bank of San Francisco and DFI, dated July 2, 2010, and any further regulatory orders; our ability to continue making progress on our recovery plan; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and recurring weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, further deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including the continued destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, including but not limited to government-sponsored enterprise reform, and any related rules and regulations on our business operations and competitiveness, including the impact of executive compensation restrictions, which may affect our ability to retain and recruit executives in competition with other firms who do not operate under those restrictions;  the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; political instability; acts of war or terrorism; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - March 31, 2012
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2012	2011

INCOME STATEMENT
Net income	$13,478	$4,639
Per common share data:
Basic earnings per share (after preferred stock dividends, accretion
of discount, and conversion of preferred stock to common stock)	0.32	4.59
Diluted earnings per share (after preferred stock dividends, accretion
of discount, and conversion of preferred stock to common stock)	0.32	4.58

PERFORMANCE RATIOS
Return on average assets (1)	1.31%	0.47%
Return on average shareholders' equity (1)	11.66	9.34
Net income to average tangible shareholders' equity (1)	12.15	10.48
Efficiency ratio (2)	74.99	81.78
Net interest margin (1)	3.23	3.03

REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Tier 1 risk-based capital	22.83%	21.34%
Total risk-based capital	24.13	22.67
Leverage capital	14.03	12.64

Central Pacific Bank
Tier 1 risk-based capital	21.60%	20.78%
Total risk-based capital	22.89	22.11
Leverage capital	13.27	12.31

	March 31,		%
	2012	2011	Change
BALANCE SHEET
Total assets	$4,158,288	$4,013,398	3.6%
Loans and leases	2,082,752	2,067,302	0.7
Net loans and leases	1,968,430	1,889,292	4.2
Deposits	3,507,803	3,145,463	11.5
Total shareholders' equity	467,466	384,984	21.4
Book value per common share	11.20	9.71	15.3
Tangible book value per common share	10.76	9.17	17.3
Market value per common share	12.95	20.80	(37.7)
Tangible common equity ratio (3)	10.85%	9.11%	19.1

	Three Months Ended
	March 31,		%
	2012	2011	Change
SELECTED AVERAGE BALANCES
Total assets	$4,102,418	$3,970,299	3.3%
Interest-earning assets	3,801,253	3,760,082	1.1
Loans and leases, including loans held for sale	2,095,910	2,189,603	(4.3)
Other real estate	58,281	58,384	(0.2)
Deposits	3,439,433	3,091,447	11.3
Interest-bearing liabilities	2,826,109	2,992,383	(5.6)
Total shareholders' equity	462,554	198,627	132.9

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - March 31, 2012
(Unaudited)

	March 31,		%
(in thousands, except per share data)	2012	2011	Change

NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)	$152,857	$228,251	(33.0	) %
Other real estate	52,725	56,601	(6.8)
Total nonperforming assets	205,582	284,852	(27.8)
Loans delinquent for 90 days or more (still accruing interest)	208	506	(58.9)
Restructured loans (still accruing interest)	10,106	12,410	(18.6)
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)	$215,896	$297,768	(27.5)

	Three Months Ended
	March 31,
	2012	2011
Loan charge-offs	$3,962	$18,131	(78.1	) %
Recoveries	1,181	4,862	(75.7)
Net loan charge-offs	$2,781	$13,269	(79.0)
Net loan charge-offs to average loans (1)	0.53%	2.42%

	March 31,
	2012	2011
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases
and loans held for sale	7.27%	10.76%
Nonperforming assets to total assets	4.94	7.10
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured loans (still accruing interest) to total loans
and leases, loans held for sale & other real estate	10.01	13.67
Allowance for loan and lease losses to total loans and leases	5.49	8.61
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	74.79	77.99

(1) Annualized.

(2)
The efficiency ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. Our efficiency ratio is derived by dividing other operating expense (excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on early extinguishment of debt, loss on investment transaction and loss on sale of commercial real estate loans) by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions). See Reconciliation of Non-GAAP Financial Measures.

(3)
The tangible common equity ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our tangible common equity ratio with those of other companies may not be possible because other companies may calculate the tangible common equity ratio differently. Our tangible common equity ratio is derived by dividing common shareholders' equity, less intangible assets (excluding mortgage servicing rights (MSRs)) by total assets, less tangible assets (excluding MSRs).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands, except per share data)	March 31, 2012	December 31, 2011	March 31, 2011

Adjusted Diluted Earnings Per Share

Diluted earnings per share	$0.32	$0.29	$4.57

Gain on exchange of preferred stock to common stock	-	-	4.39

Adjusted diluted earnings per share	$0.32	$0.29	$0.18

Efficiency Ratio

Total operating expenses as a percentage of net operating revenue	80.40%	100.14%	92.25%

Amortization of other intangible assets	(1.64)	(1.59)	(1.76)

Foreclosed asset expense	0.24	(6.56)	(4.87)

Write down of assets	(4.01)	-	(3.84)

Efficiency ratio	74.99%	91.99%	81.78%

Tangible Common Equity Ratio	March 31, 2012	March 31, 2011

Total shareholders' equity	$467,466	$384,984

Less: Other intangible assets	(18,334)	(21,208)

Tangible common equity	449,132	363,776

Total assets	4,158,288	4,013,398

Less: Other intangible assets	(18,334)	(21,208)

Tangible assets	4,139,954	3,992,190

Tangible common equity / Tangible assets	10.85%	9.11%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	March 31,	December 31,	March 31,
	2012	2011	2011
ASSETS
Cash and due from banks	$69,873	$76,233	$63,687
Interest-bearing deposits in other banks	57,661	180,839	537,495
Investment securities:
Available for sale	1,645,952	1,492,994	1,076,181
Held to maturity (fair value of $718 at March 31, 2012,
$976 December 31, 2011 and $2,009 March 31, 2011)	704	931	1,943
Total investment securities	1,646,656	1,493,925	1,078,124

Loans held for sale	20,459	50,290	54,093
Loans and leases	2,082,752	2,064,447	2,067,302
Less allowance for loan and lease losses	114,322	122,093	178,010
Net loans and leases	1,968,430	1,942,354	1,889,292

Premises and equipment, net	50,389	51,414	55,977
Accrued interest receivable	12,217	11,674	11,461
Investment in unconsolidated subsidiaries	11,839	12,697	13,950
Other real estate	52,725	61,681	56,601
Mortgage servicing rights	23,110	22,933	23,290
Other intangible assets	18,334	19,053	21,208
Bank-owned life insurance	145,060	144,474	142,000
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	32,738	16,501	17,423
Total assets	$4,158,288	$4,132,865	$4,013,398

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$766,595	$729,149	$678,007
Interest-bearing demand	610,743	569,371	528,533
Savings and money market	1,160,415	1,136,180	1,120,272
Time	970,050	1,008,828	818,651
Total deposits	3,507,803	3,443,528	3,145,463

Short-term borrowings	-	34	1,423
Long-tem debt	108,294	158,298	409,299
Other liabilities	64,751	64,585	62,231
Total liabilities	3,680,848	3,666,445	3,618,416

Equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding
none at March 31, 2012, December 31, 2011, and March 31, 2011	-	-	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding
41,747,020 shares at March 31, 2012, 41,749,116 shares at December 31, 2011,
and 39,649,052 shares at March 31, 2011	784,574	784,539	764,463
Surplus	67,561	66,585	63,436
Accumulated deficit	(383,370)	(396,848)	(428,780)
Accumulated other comprehensive income (loss)	(1,299)	2,164	(14,135)
Total shareholders' equity	467,466	456,440	384,984
Non-controlling interest	9,974	9,980	9,998
Total equity	477,440	466,420	394,982
Total liabilities and equity	$4,158,288	$4,132,865	$4,013,398

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest income:
Interest and fees on loans and leases	$25,008	$26,097	$28,566
Interest and dividends on investment securities:
Taxable interest	7,614	7,179	5,221
Tax-exempt interest	197	189	184
Dividends	3	4	3
Interest on deposits in other banks	81	104	389
Total interest income	32,903	33,573	34,363

Interest expense:
Interest on deposits:
Demand	86	94	132
Savings and money market	299	353	732
Time	1,073	1,288	2,377
Interest on short-term borrowings	-	-	204
Interest on long-term debt	943	1,026	2,717
Total interest expense	2,401	2,761	6,162
Net interest income	30,502	30,812	28,201
Provision (credit) for loan and lease losses	(4,990)	(11,215)	(1,575)
Net interest income after provision for loan and lease losses	35,492	42,027	29,776

Other operating income:
Service charges on deposit accounts	2,316	2,460	2,614
Other service charges and fees	4,421	4,286	4,058
Income from fiduciary activities	626	658	761
Equity in earnings of unconsolidated subsidiaries	46	157	127
Fees on foreign exchange	90	180	137
Investment securities gains	-	1,045	-
Income from bank-owned life insurance	591	1,103	1,190
Loan placement fees	240	193	102
Net gain on sales of residential loans	2,977	3,670	2,198
Other	1,925	1,483	1,313
Total other operating income	13,232	15,235	12,500

Other operating expense:
Salaries and employee benefits	16,626	17,344	15,033
Net occupancy	3,266	3,559	3,358
Equipment	957	1,070	1,130
Amortization of other intangible assets	1,761	2,148	1,547
Communication expense	854	886	881
Legal and professional services	4,057	3,536	2,717
Computer software expense	935	923	883
Advertising expense	869	453	836
Foreclosed asset expense	(107)	2,959	1,985
Write down of assets	1,759	-	1,565
Other	4,269	12,289	7,702
Total other operating expense	35,246	45,167	37,637

Income before income taxes	13,478	12,095	4,639
Income tax expense	-	-	-
Net income	$13,478	$12,095	$4,639

Per common share data:
Basic earnings per share	$0.32	$0.29	$4.59
Diluted earnings per share	0.32	0.29	4.58

Basic weighted average shares outstanding	41,631	41,628	19,301
Diluted weighted average shares outstanding	41,839	41,709	19,321

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Three Months Ended
(Dollars in thousands)	March 31, 2012			December 31, 2011			March 31, 2011
	Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$130,335	0.25%	$81	$162,592	0.25%	$104	$617,944	0.26%	$389
Taxable investment securities, excluding
valuation allowance	1,512,470	2.01	7,617	1,449,324	1.98	7,183	890,759	2.35	5,224
Tax-exempt investment securities,
excluding valuation allowance	13,741	8.81	303	12,304	9.47	291	12,979	8.67	282
Loans and leases, including loans held for sale	2,095,910	4.79	25,008	2,114,686	4.91	26,097	2,189,603	5.27	28,566
Federal Home Loan Bank stock	48,797	-	-	48,797	-	-	48,797	-	-
Total interest earning assets	3,801,253	3.48	33,009	3,787,703	3.54	33,675	3,760,082	3.70	34,461
Nonearning assets	301,165			276,708			210,217
Total assets	$4,102,418			$4,064,411			$3,970,299

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$570,005	0.06%	$86	$555,624	0.07%	$94	$529,405	0.10%	$132
Savings and money market deposits	1,145,837	0.10	299	1,130,165	0.12	353	1,107,546	0.27	732
Time deposits under $100,000	344,409	0.67	577	359,076	0.76	688	441,461	1.25	1,366
Time deposits $100,000 and over	651,508	0.31	496	611,662	0.39	600	334,170	1.23	1,011
Short-term borrowings	11	0.76	-	1,878	0.01	-	139,707	0.59	204
Long-term debt	114,339	3.32	943	187,670	2.17	1,026	440,094	2.50	2,717
Total interest-bearing liabilities	2,826,109	0.34	2,401	2,846,075	0.38	2,761	2,992,383	0.84	6,162
Noninterest-bearing deposits	727,674			692,192			678,865
Other liabilities	76,103			67,402			90,423
Total liabilities	3,629,886			3,605,669			3,761,671
Shareholders' equity	462,554			448,759			198,627
Non-controlling interest	9,978			9,983			10,001
Total equity	472,532			458,742			208,628
Total liabilities & equity	$4,102,418			$4,064,411			$3,970,299

Net interest income			$30,608			$30,914			$28,299

Net interest margin		3.23%			3.25%			3.03%